Exhibit 10.4
REALOGY HOLDINGS CORP. 2018 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT NOTICE OF GRANT & RESTRICTED STOCK UNIT AGREEMENT
Realogy Holdings Corp. (the "Company"), pursuant to its 2018 Long-Term Incentive Plan (the "Plan"), hereby grants to the individual listed below (the "Participant"), an Award of Restricted Stock Units. The Award of Restricted Stock Units is subject to all of the terms and conditions set forth herein and in the Restricted Stock Unit agreement attached hereto as Exhibit A (the "Agreement") and the Plan, which are incorporated herein by reference.
Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice of Grant ("Notice") and the Agreement.
Participant:
Grant Date:
Total Number of Restricted Stock Units:
Vesting Date:

By accepting this grant, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Notice. The Participant has reviewed the Agreement, the Plan and this Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the Restricted Stock Units Award.

Note: Participants electing to accept this grant via the Fidelity Stock Plan Services Net Benefits OnLine Grant Award Acceptance Process are not required to print and sign this Agreement.

REALOGY HOLDINGS CORP.         PARTICIPANT

By: _________________________________    By: ________________________________
Print Name:    Print Name:
Title:

Exhibit A
RESTRICTED STOCK UNIT AGREEMENT
Pursuant to the Restricted Stock Unit Notice of Grant (the "Notice") to which this Restricted Stock Unit Agreement (this "Agreement") is attached, Realogy Holdings Corp. (the "Company"), has granted to the Participant the number of Restricted Stock Units under the Company's 2018 Long-Term Incentive Plan (the "Plan") as indicated in the Notice. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Notice.
ARTICLE I
GENERAL
1.1    Incorporation of Terms of Plan. The Restricted Stock Unit Award is subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II
GRANT OF RESTRICTED STOCK UNITS
2.1    Grant of Restricted Stock Units. In consideration of the Participant's past and/or continued employment with or service to the Company or any Affiliate and for other good and valuable consideration, effective as of the Grant Date set forth in the Notice (the "Grant Date"), the Company irrevocably grants to the Participant the number of Restricted Stock Units as set forth in the Notice, upon the terms and conditions set forth in the Plan and this Agreement.
2.2    Consideration to the Company. In consideration of the grant of the Restricted Stock Units by the Company, the Participant agrees to render services to the Company or any Affiliate. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Participant.
ARTICLE III
RESTRICTIONS AND RESTRICTION PERIOD
3.1    Restrictions. The Restricted Stock Units granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture as described in Section 4.1 below until the Restricted Stock Units vests.
3.2    Restricted Period. Subject to Section 4.1 below, the Restricted Stock Units shall vest on each Vesting Date as set forth in the Notice.
3.3    Settlement of Restricted Stock Units. Within a reasonable period of time after each Vesting Date (and in no event later than the March 15th following the year in which the applicable Vesting Date occurs), the Company shall pay and transfer to the Participant a number of shares of Common Stock of Realogy Holdings Corp. (the "Shares") equal to the aggregate number of Restricted Stock Units that vested on each Vesting Date.
3.4    No Rights as a Stockholder. Unless and until a certificate or certificates representing the Shares shall have been issued by the Company to the Participant in connection with the payment of Shares in connection with vested Restricted Stock Units, Participant shall not be, or have any of the rights or privileges of a stockholder of the Company with respect to, the Shares.

3.5    Dividend Equivalents Rights. The Restricted Stock Units will carry dividend equivalent rights related to any cash dividend paid by the Company while the Restricted Stock Units are outstanding. In the event the Company pays a cash dividend on its outstanding Shares following the grant of the Restricted Stock Units, the number of Restricted Stock Units will be increased by the number of units determined by dividing (i) the amount of the cash dividend on the number of Shares covered by the Restricted Stock Units at the time of the related dividend record date, by (ii) the closing price of a Share on the related dividend payment date. Any additional Restricted Stock Units credited as dividend equivalents will be subject to the same vesting requirements, settlement provisions, and other terms and conditions as the original Restricted Stock Units to which they relate. Any additional Restricted Stock Units credited as dividend equivalents that result in a fractional Share shall be carried forward on each of the first and second Vesting Date to the subsequent Vesting Date and shall be rounded up to the nearest whole Share on the third and final Vesting Date.
3.6    Deferral. Subject to Section 409A of the Code, the Participant may be permitted to elect to defer receipt of his or her Shares related to the Restricted Stock Units under a separate deferral program.
ARTICLE IV

FORFEITURES
4.1    Termination of Service. Except as provided in Article 5, if the Participant's ceases to be a member of the Board of Directors of the Company for any reason, then the Restricted Stock Units, to the extent not vested, shall be forfeited to the Company without payment of any consideration by the Company, and neither the Participant nor any of his or her successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Restricted Stock Units.
ARTICLE V
CHANGE IN CONTROL
5.1    Change in Control. Upon the occurrence of the Change in Control, (i) such Restricted Stock Unit shall become fully vested, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to such Restricted Stock Unit granted shall lapse, and (iii) and any performance conditions imposed with respect to such Restricted Stock Unit shall be deemed to be achieved at target performance levels.
ARTICLE VI

MISCELLANEOUS
6.1    Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Restricted Stock Units.
6.2    Restrictions on Transfer. Restricted Stock Units that have not vested may not be transferred or otherwise disposed of by the Participant, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Administrator, or by will or the laws of descent and distribution.
6.3    Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units by any holder thereof in violation of the provisions of this Agreement shall be valid, and the Company will not transfer any of said Restricted Stock Units on its books or otherwise nor will any of said Restricted Stock Units be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
6.4    Adjustments. The Participant acknowledges that the Restricted Stock Units are subject to modification and termination in certain events as provided in this Agreement and Article 3 of the Plan.
6.5    Termination of Employment or Service. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to termination of employment or service, including without limitation, whether a termination has occurred, whether any particular leave of absence constitutes a termination.
6.6    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Executive Vice President and Chief Administrative Officer at the Company's principal office, and any notice to be given to the Participant shall be addressed to the Participant's last address reflected on the Company's records.
6.7    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
6.8    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
6.9    Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
6.10    Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Restricted Stock Units in any material way without the prior written consent of the Participant.
6.11    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in this Article 6, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
6.12    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the Restricted Stock Units and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
6.13    Entire Agreement. The Plan, the Notice and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
6.14    Section 409A. The intent of the parties is that payments and benefits under this Agreement and the Award be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”), and accordingly, to the maximum extent permitted, this Agreement and the Award shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated his or her services with the Company for purposes of any payments under this Agreement and the Award which are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section

409A of the Code. Each amount to be paid or benefit to be provided under this Agreement and the Award shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement and the Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement and the Award during the six-month period immediately following the Participant's separation from service shall instead be paid on the first business day after the date that is six months following the Participant's separation from service (or, if earlier, the Participant's death). The Company makes no representation that any or all of the payments described in this Agreement and the Award will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant understands and agrees that he or she shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.